Exhibit 99.1

News Release

For more information contact:

Dennis J. Zember Jr.

Executive Vice President & CFO

(229) 890-1111

AMERIS BANCORP ANNOUNCES SIGNIFICANT RESTRUCTURING AND CONSOLIDATION PLAN

December 7, 2012

AMERIS BANCORP (NASDAQ-GS: ABCB), Moultrie, Georgia, today reported restructuring and consolidation plans which are expected to reduce annual operating expense by approximately $12.1 million. “This plan is the result of the ongoing analysis of our operations by our Board of Directors and our executive management team. Our mission statement calls for us to be a high-performing community bank, and the most direct path to accomplishing our mission in today’s environment requires the changes we have outlined. The plan we have developed is certainly achievable and within our control. I believe this plan demonstrates our determination to achieve high-performing results”, said Edwin W. Hortman, Jr., President and CEO.

Consolidation of Banking Facilities

The Company announced plans to consolidate, close, or sell at least 13 of its 66 branches, as reported at September 30, 2012. Collectively, these smaller branches represented 2.9% of the Company’s total loans and 5.4% of the Company’s total non-CD deposits, as of September 30, 2012. Annualized direct operating expenses associated with these branch facilities (primarily personnel and occupancy costs) total approximately $6.2 million. The Company expects to complete the consolidation and closure process during the first quarter of 2013.

Restructuring of Ameris Bank & Corporate Support Functions:

In addition to the branch consolidations and closures, the Company has been actively developing and executing efficiency plans for the remaining 53 branches and the corporate support functions. These plans identify opportunities to reduce annual operating expenses by $5.9 million. While some of these reductions will be achieved during the fourth quarter of 2012, the majority of the reductions will occur during the first quarter of 2013, concurrent with the branch consolidations and closures.

Fourth Quarter Charge

The Company expects to record a charge of $2.1 million in the fourth quarter of 2012 for costs associated with these efficiency plans. The charge is expected to cover severance and lease payments, among other items associated with the plans.

Ameris Bancorp is headquartered in Moultrie, Georgia. At the end of the most recent quarter the Company had 66 locations in Georgia, Alabama, northern Florida, and South Carolina.

This news release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “believe”, “estimate”, “expect”, “intend”, “anticipate” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates which they were made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements and are referred to the Company’s periodic filings with the Securities and Exchange Commission for a summary of certain factors that may impact the Company’s results of operations and financial condition.